Exhibit 10.9

                     INCENTIVE COMPENSATION PLAN FOR CERTAIN

                                SENIOR EXECUTIVES

               (Amended and Restated Effective February 11, 2002)

Section 1. Purpose

This Plan has been established in order to provide short term incentive compensation to those Eligible Employees as determined under the terms of this Plan.

Section 2. Goals

The Committee shall establish goals for each year as early as is practicable therein. In establishing goals, the Committee shall adopt such methods and apply such standards as it shall deem relevant and suitable, taking into consideration both the internal needs of the Company and the effect upon it of anticipated external developments including the growth rates of its competitors.

In order for awards under this Plan to qualify as performance-based compensation under the provisions of Section 162(m) of the Internal Revenue Code of 1986, within 90 days after the beginning of each calendar year, the Committee shall establish, in writing, Qualifying Performance Criteria for the target awards for Eligible Employees (as defined below). Notwithstanding the satisfaction of the annual goals established under the Qualifying Performance Criteria, the awards provided to the Eligible Employees may be adjusted by the Committee in its sole discretion; except that the Committee may not increase the amount of any such award that results from the satisfaction of the annual goals established under the Qualifying Performance Criteria. In addition, the maximum annual award that shall be granted to each Eligible Employees shall be $5,000,000 for the Chairman and President, and $3,000,000 for each other Eligible Employees.

For purposes of this section, the Qualifying Performance Criteria shall be any one or more of the following performance criteria, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as pre-established by the Committee: (a) shareholder value added; (b) cash flow; (c) earnings per share; (d) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (e) return on equity; (f) return on capital; (g) return on assets or net assets; (h) revenue growth; (i) income or net income; (j) cost control; (k) operating income or net operating income; (l) operating profit or net operating profit; (m) operating margin; (n) return on operating revenue; (o) market share; (p) statutory gain from operations; and (q) stock price.
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Section 3. Eligibility

            a. As used in this Plan, the term "Eligible Employee" for any year shall mean any Officer of the Company or John Hancock Life Insurance Company as selected by the Committee from time to time to participate in this Plan. Participation by an individual with respect to one award shall not entitle the individual to participate with respect to subsequent awards.

            b. For the purposes of the allocations to be made pursuant to
Section 5, every Eligible Employee shall in each year be a member of whichever of the following classes describes his or her status on the date in such year applicable for determining his or her eligibility:

                  Class 1.  Chairman & CEO

                  Class 2.  Chief Investment Officer
                            Executive Vice President - Retail
                            Executive Vice President - JH Funds
                            Executive Vice President & Chief Financial Officer

                  Class 3. Executive Vice President & Chief Information Officer Executive Vice President & General Counsel
                            Executive Vice President - International

                  Class 4.  Senior Vice Presidents

Section 4. Target Awards

The average or target award for each class shall be as follows:

            Class 1.    Chairman & CEO                            100% of Salary

            Class 2.    Chief Investment Officer                  70% of Salary
                        Senior Executive Vice President - Retail
                        Executive Vice President - JH Funds
                        Executive Vice President &
                              Chief Financial Officer

            Class 3.    Executive Vice President &                60% of Salary
                              Chief Information Officer
                        Executive Vice President &
                              General Counsel
                        Executive Vice President - International

            Class 4.    Senior Vice Presidents                    50% of Salary


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Section 5. Allocation

As soon as is practicable after the end of the year, the Compensation Committee, acting in accordance with the principles of the Plan as approved by the Directors' Compensation Committee, shall allocate among such Eligible Employees such amounts as shall have been determined by the Compensation Committee. Subject to the provisions of Section 6, each amount so allocated shall be paid to the employee in cash no later than March 15, or the next business day if March 15 falls on a Saturday, Sunday or holiday.

Seventy-five (75%) of any Award allocated to an Eligible Employee under this Plan on or after January 1, 2003 shall be paid in cash. In lieu of the receiving the remaining twenty-five (25%) of the Award in cash, the Eligible Employee will be granted non-qualified options (Options) to purchase shares under the terms of the John Hancock Financial Services, Inc. 1999 Long-Term Stock Incentive Plan (the "1999 Stock Plan"). The number of such Options shall be determined by the Company, using appropriate methodologies and calculations, taking into account twenty-five (25%) percent of the Award allocated to the Eligible Employee and the share price as of the date of the allocation of the Award. In addition, each Eligible Employee receiving Options will receive additional non-qualified stock options ("Premium Options") equal in number to 15% of the number of Options. Premium Options shall be subject to the same terms and conditions as Options. Options and Premium Options shall be subject to terms and conditions as shall be determined by the Company.

Awards may be given to all Eligible Employees. Awards allocated to individual employees may vary from the target award, and any employee may be denied an award for poor performance or other reasons.

Section 6. Election to Purchase Common Stock of the Company

            a. Eligible Employees who are actively employed on the date of payment, may elect to utilize up to 50% (in increments of 25% or 50%) of any Award paid in cash under this Plan to purchase shares of the common stock of the Company ("JHFS Stock"); provided, however, that Eligible Employees in Class 1 who retired prior to December 31, 2001, shall be eligible for this election for payments made in 2002. If this election is made, PaineWebber, Inc. (or any successor agent hereafter appointed) acting as an independent agent, will purchase JHFS Stock in the open market on behalf of the electing Eligible Employee, provided that, at the option of the Compensation Committee, in lieu of any or all such open market purchases, the Company may issue and sell such shares of JHFS Stock as Stock Awards under the 1999 Stock Plan with the number of shares issued to be determined based on a price per share equal to the fair market value of a share of the JHFS Stock as determined by the Compensation Committee.


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            b. However, to the extent that such Eligible Employees elect to defer the payment of benefits in accordance with the Deferred Compensation Plan for Executives of John Hancock Financial Services, Inc. (the "Deferred Compensation Plan"), then the 25% or 50% election referred to above shall relate to an investment of such deferred payments in deferred stock units. Deferred stock units are not actual shares of stock and cannot be settled in or surrendered for shares of stock. Instead, they are distinct investments administered under the Deferred Compensation Plan by the Company that provide a return on the deferred amount equal to the return that would occur if the deferred amount were actually used to purchase JHFS Stock, including the immediate reinvestment of cash dividends when paid into shares of JHFS Stock. Holders of deferred stock units have no voting rights or any attributes of stock ownership other than such equivalent economic return. The number of deferred stock units received by each Eligible Employee electing under this paragraph upon each deferral shall be equal to the amount of each deferral divided by the per share Fair Market Value (as then defined in the 1999 Stock Plan) of JHFS Stock on the date any amount deferred would have been paid, but for the deferral.

            c. An Eligible Employee who elects to purchase JHFS Stock (or deferred stock units) pursuant to paragraph a of this Section 6 shall be provided with a matching number of shares of JHFS Stock (or deferred stock units) equal to 25% (50% in the year 2002 for Eligible Employees in Classes 1 through 3) of the number of shares of JHFS Stock (or deferred stock units) purchased under paragraph a of this Section 6. For Awards made in 2003 and later, the number of such matching Restricted JHFS Stock shares or matching Restricted deferred stock units provided under this Section 6.c shall be equal to 25% of the number of JHFS Stock shares or deferred stock units that would have been provided pursuant to the Eligible Employee's election under Section 6 a if the entire Award under Section 5 had been made in the form of cash. The additional JHFS Stock provided under this paragraph ("Restricted JHFS Stock") shall be provided under the 1999 Stock Plan. The additional deferred stock units ("Restricted deferred stock units") shall be held under the Deferred Compensation Plan in an unfunded account on behalf of the Eligible Employees. Both the Restricted JHFS Stock and the Restricted deferred stock units shall be subject to forfeiture by the Eligible Employee if (i) his employment with the Company or an affiliate terminates within three years of the of the receipt of the Restricted JHFS Stock (or the establishment of the Restricted deferred stock units), except if such termination results from retirement with the Company's consent, death or disability, or (ii) if the Eligible Employee sells any of the JHFS Stock purchased under paragraph a of this section within three years of the purchase of that stock. These restrictions will cease to apply and any Restricted JHFS Stock and Restricted deferred stock units subject to such restrictions will become nonforfeitable if there is a Change in Control of the Company, as defined in the John Hancock Financial Services, Inc. Pension Plan.

            d. For Eligible Employees in Classes 1 through 3 who previoulsy purchased JHFS Stock with their own funds or through a loan program provided by the Company, the following special rules shall apply. Such Eligible Employee may apply the stock previously purchased and still held against the amount of JHFS Stock (or


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

deferred stock units) required to be purchased under Paragraph a of this Section 6 in order to receive Restricted JHFS Stock or Restricted deferred stock units under Paragraph c of this Section 6. For this purpose, the value of the JHFS Stock purchased by the Eligible Employee shall be equal to the fair market value of such JHFS Stock when so applied. If so used, any such purchased JHFS Stock so applied under this paragraph shall be subject to the same restrictions that apply to JHFS Stock purchased under Paragraph a for which a matching amount of Restricted JHFS Stock is awarded and shall not also be applied for purposes of the similar provisions of the Company's Long-Term Incentive Compensation Plan. The total amount of Restricted JHFS Stock or Restricted deferred stock units provided under Paragraph c shall not be more than would have been provided without the application of this Paragraph d.

Section 7. Benefits

            a. The amounts paid under this Plan shall be excluded from the base for computing benefits under, or contributions to, benefit plans maintained by the Company for its employees, with the exception of the following: the John Hancock Financial Services, Inc. Cash Balance Pension Plan, and any Company non-qualified pension plan covering Eligible Employees.

            b. Benefits attributable to amounts paid under this Plan shall be as described in each of the plans providing for such benefits as they may be determined from time to time.

Section 8. Operation, Amendment, Termination

            a. The Chairman of the Board and the President acting in concert shall carry out the provisions of this Plan, and are authorized to designate appropriate officers of the Company to act in its behalf for all purposes hereof.

            b. The Board of Directors or the Directors' Compensation Committee may at any time terminate this Plan and from time to time amend it, or, for any year prior to the appropriation being voted pursuant to Section 1, vary its provisions as they apply to any Class; provided that the establishment, determination or variation of annual goals in accordance with Section 2 or the principles referred to in Section 5 shall not be considered an amendment or variation of the Plan. Notwithstanding the foregoing, the termination of the Plan, any amendments thereto, or any variance in its provisions, goals or principles shall in no way change the amount of the allocation to any Eligible Employee approved prior to the date of such termination, amendment or variance.


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